Exhibit 10.5

PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (the “Agreement”) is made and entered into effective as of September 18, 2023 (the “Effective Date”) by and between Precision Pathology Laboratory Services, LLC, a Texas limited liability company (“Company”), and Village Oaks Pathology Services, P.A., a Texas professional association (“Group”).

WITNESSETH:

WHEREAS, Company operates a CLIA-certified & CAP-accredited commercial clinical laboratory located in San Antonio, TX that offers pathology testing services (“Laboratory Services”); and

WHEREAS, to better serve its patients, from time to time Company requires the professional pathology services of a board certified pathologist (“Pathology Services”); and

WHEREAS, Group employs or contracts with duly licensed and trained physicians (“Physicians”) who have the training, experience and qualifications necessary to provide Pathology Services for the Company’s patients and Group, through its Physicians, desires to accept responsibility to practice medicine on behalf of the Company in the capacity as a pathologist; and

WHEREAS, the Company has determined that a reasonable compensation will be paid to the Group and has offered the Group such compensation hereinafter set forth, and the Group is willing to provide services on such terms;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and conditions set forth herein, Company and Group agree as follows:

1. Professional Interpretation Services. The Group shall provide pathology interpretation services as requested on behalf of the Company, in the Company offices, at Methodist Hospital Atascosa and/or at the site of service and shall sign out all testing performed. All clinical work performed by the Group shall be subject to review by the Company.

2. Qualifications.

(a) Group shall ensure that each of its Physicians providing services hereunder maintains i) an unrestricted license to practice medicine in the State of Texas, ii) board certification in pathology, and iii) unrestricted participation in the Medicare and Medicaid programs.

(b) Group warrants that neither it nor any of its Physicians have been, and during the term of this Agreement will not be, excluded by the Department of Health and Human Services Office of the Inspector General (the “OIG”) as set forth on the List of Excluded Individuals/Entities, or excluded by the General Services Administration as set forth on the Excluded Parties List System [see http://exclusions.oig.hhs.gov and https://www.epls.gov];

(c) Group shall at all times comply with Company policies and requests regarding adequately completing and updating medical records of Company patients.

(d) Group shall at all times cooperate to provide adequate documentation and information regarding Group credentialing, as well as regarding patient billing information to facilitate payment for services rendered by Group.

(e) Group shall use commercially reasonable efforts and negotiate in good faith to participate in all managed care plans in which Company participates.

3. Professional Practice. This Agreement is not intended nor will it be construed to influence the manner in which Group or Physician practices medicine. Company will have no influence or control over how Physician provides professional medical services. Nothing in this Agreement contemplates or requires the referral of any patient or other healthcare business. This Agreement is not intended to influence the judgment of Company or Physician in selecting the medical facility, provider or supplier that is appropriate for the proper care and treatment of patients. Neither Company, Group, nor Physician will receive or be paid any compensation or remuneration for referrals, if any. Neither is this Agreement exclusive, and Group is not prohibited from providing professional services to other patients or clients, so long as such other services do not interfere with Group’s obligations hereunder.

4. Compensation.

(a) Professional Interpretation. Company will compensate Group in the amounts set forth on Exhibit A for all services provided under this Agreement.

(b) Fair Market Value. The parties acknowledge and agree that all compensation paid hereunder is based on arm’s length negotiations and represents the reasonable, fair market value for the services provided under this Agreement.

5. Billing.

(a) The Parties acknowledge that various governmental and third party payors on occasion may prefer for laboratory services to be billed globally, combining the professional and technical components into a single charge or single bill. It is the Parties’ intention that Group is entitled to the fair market value fee for its Pathology Services provided under this Agreement, as further set forth on Exhibit A, whether such services are billed on its behalf and under its EIN, or whether such services are billed by Company under its EIN.

(b) In either case, Company will bill and collect for such services on behalf of Group, pursuant to the Management Services Agreement (MSA) of even date herewith, to the extent permitted by Medicare and other third party payors, All fees collected and paid under this Agreement shall be subject to the management fee payable to Company under the MSA.

(c) In cases where Company will bill under its own EIN, Group and Physicians hereby assign their right to payment for such services to Company, and agree to execute such additional documents as shall be required to ensure such assignment. In any event, Group acknowledges that it shall look solely to Company for compensation for services provided under this Agreement, as provided in Section 4.

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6. Insurance. Group will maintain throughout the term of this Agreement professional liability insurance coverage covering the services of Physician in amounts no less than $200,000.00 per occurrence and $600,000.00 annual aggregate.

7. Term and Termination.

(a) The initial term of this Agreement is twenty (20) years, subject to earlier termination as provided herein. The term of this Agreement will extend automatically for successive periods of twelve (12) months each, unless either party gives written notice of non-renewal at least thirty (30) days’ prior to the end of any such twelve-month period.

(b) If either party fails to comply in all material respects with the terms of this Agreement, the non-defaulting party may terminate this Agreement upon thirty (30) days prior written notice to the defaulting party, unless the defaulting party cures such default within such ten-day period. If this Agreement terminates during the initial twelve-month term, the parties may not enter into another agreement for the same or similar services during the remainder of the initial twelve-month term.

8. Exclusivity. This Agreement shall be an exclusive contract and during the term of this Agreement, Company agrees that it shall not, during the term of this Agreement, contract with, employ or retain any other pathologists or other physician/specialists to perform the same or similar services as those services required to be performed by Group under the terms of this Agreement. For the sake of clarity, all Pathology Services for the Company’s patients are to be provided by Group.

9. Confidentiality. Group shall keep confidential any of the Company’s proprietary or confidential information, including medical records, information relating to such matters as finances, methods of operation and competition, pricing, marketing plans and strategies, equipment and operational requirements and information concerning personnel, referral sources, patients and suppliers, unless such information (a) is or becomes generally available to the public other than as a result of disclosure by Group, or (b) is required to be disclosed by law or by a judicial, administrative or regulatory authority. Group shall not use such information except in providing services under this Agreement.

10. HIPAA Compliance. Group will appropriately safeguard all data that is protected health information (including information that is transmitted, maintained or received electronically), as defined in the Health Insurance Portability and Accountability Act of 1996, as it may be amended from time to time (“HIPAA”). Group may use and disclose protected health information solely to provide services under this Agreement, and in accordance with applicable law.

11. Independent Contractor Relationship. Company and Group will not by virtue of this Agreement be deemed partners or joint venturers. Group is retained by Company to provide services under this Agreement as an independent contractor. This Agreement does not restrict Group or Physician from performing services for others. To the extent applicable, each Group Physician shall be deemed a “physician in the group” for purposes of 42 U.S.C. §1395nn.

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12. Notices. All notices and other communications required or permitted pursuant to this Agreement shall be in writing, addressed to the party as set forth at the end of this Agreement, or as either party may otherwise designate from time to time. All notices and other communications shall be mailed, hand-delivered or transmitted by facsimile or other means of electronic transmission.

13. Assignment. Neither party may assign this Agreement or any of its rights under this Agreement without the other party’s prior written consent.

14. Waiver. No covenant or condition of this Agreement can be waived except by the written consent of the parties.

15. Entire Agreement and Amendments. This Agreement contains the entire understanding of the parties with respect to its subject matter and may be amended only by a written instrument duly executed by all parties hereto.

16. Severability. In the event any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, and this Agreement will then be construed as if such provision had not been contained in this Agreement, but only to the extent of such invalidity, illegality or unenforceability.

17. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, legal representatives, successors and permitted assigns.

18. Rights Cumulative; No Waiver. No right or remedy conferred in this Agreement upon or reserved to either Company or Group is intended to be exclusive of any other right or remedy. Each and every right and remedy shall be cumulative and in addition to any other right or remedy provided in this Agreement. The failure of Company or Group to insist upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy shall not impair any such right or remedy or be construed as a waiver or relinquishment with respect to subsequent defaults.

19. No Third-Party Beneficiaries. This Agreement is not intended to confer any right or benefit upon, or permit enforcement of any provision by, anyone other than the parties to this Agreement.

20. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Texas without giving effect to its principles regarding conflicts of laws.

21. Compliance with Law. The parties recognize that this Agreement at all times is to be subject to applicable state, local, and federal law. The parties further recognize that the Agreement shall be subject to amendments in such laws and regulations and to new legislation. Any provisions of law that invalidate, or otherwise are inconsistent with, the terms of this Agreement or that would cause one or both of the parties to be in violation of law, shall be deemed to have superseded the terms of this Agreement; provided, the parties shall exercise their best efforts to accommodate and fulfill the terms and intent of this Agreement to the greatest extent possible, consistent with the requirements of law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date(s) set forth below.

COMPANY:		GROUP:

PRECISION PATHOLOGY LABORATORY SERVICES, LLC		VILLAGE OAKS PATHOLOGY SERVICES, P.A.

/s/ Maria Zannes		/s/ Roby P. Joyce, M.D.
By:	Maria Zannes	By:	Roby P. Joyce, M.D.
Its:	Manager	Its:	President
Date:	September 18, 2023	Date:	September 18, 2023

Address:		Address:
3300 Nacogdoches Rd, #110		1092 Madeline Street
San Antonio, TX 78217		New Braunfels, Texas 78132

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EXHIBIT A

COMPENSATION

I. Fees.

A. Professional Fees. Group is entitled to the fees for Pathology Services (“Professional Fees”), calculated as follows:

a.	Global. The Parties agree that to the extent authorized by third party payors, Company shall submit “global” bills including the technical component (TC) and the professional component (PC) of all Laboratory Services. Out of such global payment, whether billed under the EIN of Company or Group, the Group shall be entitled, as full and fair market value consideration for the provision of the Pathology Services, the professional fees approved for such CPT code under the Medicare Physician Fee Schedule in the locality where the test is performed.

b.	Professional Only. For bills submitted for professional services only, Group shall be paid such actual amounts collected.

B. Technical Fees. For the avoidance of doubt, technical fees received as part of a global payment in all cases shall be retained by Company.

C. Payment. The Group acknowledges and agrees that it shall look solely to the Company for compensation for the Pathology Services performed under this Agreement.

D. Management Fee. All Professional Fees paid to Group hereunder shall be subject to Group’s obligations under that certain Management Services Agreement between the Parties, of even date herewith.

II. General.

Group shall be responsible for all taxes and withholding on such compensation as required by law. Group shall be paid by the 10th of each month for services provided in the preceding month. The parties will review the compensation and services provided hereunder, at least on an annual basis, to ensure that payments continue to be fair market value.

EXHIBIT A